Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 16, 2026

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $1.10

Commerce Bancshares, Inc. announced earnings of $1.10 per share for the three months ended June 30, 2026, compared to $1.09 per share in the same quarter last year and $.96 per share in the first quarter of 2026. Net income for the second quarter of 2026 amounted to $159.8 million, compared to $152.5 million in the second quarter of 2025 and $141.6 million in the prior quarter.

For the six months ended June 30, 2026, earnings per share totaled $2.06 compared to $2.02 for the first six months of 2025. Net income amounted to $301.4 million for the six months ended June 30, 2026, compared to $284.1 million in the comparable period last year. For the year to date, the return on average assets was 1.73%, and the return on average equity was 13.96%.

In making this announcement, John Kemper, Chief Executive Officer, said, “Commerce delivered a strong quarter, with expanding net interest margin, solid loan growth, lower funding costs and excellent credit quality. These results drove a return on average assets of 1.84% and reflect the strength of our business model, our diversified revenue streams and our team’s continued focus on long-standing customer relationships.”

Mr. Kemper continued, “Revenue growth was broad-based during the quarter. Net interest income increased as margin expanded to 3.77%, and fee revenue grew $8.0 million this quarter, supported by continued strength in trust, bank card and deposit-related businesses. We believe this balanced revenue mix remains a key differentiator for Commerce and supports consistent performance across economic cycles.”

“We remained focused on disciplined capital management. During the quarter, we repurchased approximately 2.1 million shares of common stock for $110 million while maintaining a strong capital position. This gives us flexibility to invest in growth, support our customers and continue returning capital to shareholders.”

“We also completed the repositioning of a portion of our available for sale securities portfolio, including the sale of our Treasury inflation-protected securities portfolio. This repositioning increases the portfolio’s overall yield, improves the consistency of future net interest income, and supports a more durable net interest margin over time. We believe these portfolio changes strengthen Commerce’s long-term earnings profile and position us to deliver sustained shareholder value.”

Second Quarter 2026 Financial Highlights:

•Net interest income was $315.1 million, a $15.2 million increase over the prior quarter. The net yield on interest earning assets increased 18 basis points to 3.77%.

Exhibit 99.1

•Non-interest income totaled $183.8 million, an increase of $8.0 million, or 4.5%, over the prior quarter and was 37% of total revenue in both the current and prior quarters.

•Trust fees grew $15.9 million, or 28.7%, over the same period last year, and bank card fees grew $2.5 million, or 5.6%, over the prior quarter.

•Non-interest expense totaled $297.1 million, an increase of $5.9 million, or 2.0%, over the prior quarter.

•Assets under administration grew $3.1 billion, or 3.4%, over the prior quarter.

•Average loan balances totaled $20.5 billion, an increase of $176.6 million, or .9%, over the prior quarter.

•Total average available for sale debt securities decreased $247.1 million from the prior quarter to $8.7 billion, at fair value.

•Investment securities gains included a $105.4 million gain on Visa Inc. stock and a $97.7 million loss on the repositioning of a portion of the Company’s available for sale debt securities portfolio, which included the sale of the Company’s portfolio of U.S. Treasury inflation-protected securities.

•Total average deposits decreased $135.0 million, or .5%, from the prior quarter to $27.6 billion.

•The ratio of annualized net loan charge-offs to average loans was .19% in the current quarter compared to .30% in the prior quarter.

•The allowance for credit losses on loans decreased $3.2 million during the second quarter of 2026 to $195.4 million, and the ratio of the allowance for credit losses on loans to total loans was .94% at June 30, 2026, compared to .97% at March 31, 2026.

•The Company purchased approximately 2.1 million shares of its common stock during the current quarter at an average price of $53.03.

•Total assets on June 30, 2026 were $35.3 billion, a decrease of $448.1 million from the prior quarter.

•For the quarter, the return on average assets was 1.84%, the return on average equity was 14.70%, and the efficiency ratio was 58.40%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, wealth management and securities brokerage. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions. Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. With the acquisition of FineMark Holdings, Inc., Commerce builds on its existing private banking and wealth management presence in Florida and adds wealth offices in Arizona and South Carolina. Customers can conveniently access their account 24/7 using mobile and online platforms, as well as a customer service line.

Exhibit 99.1
This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Jun. 30, 2026	Mar. 31, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
FINANCIAL SUMMARY
Net interest income	$315,085	$299,840	$280,147	$614,925	$549,249
Non-interest income	183,828	175,851	165,613	359,679	324,562
Total revenue	498,913	475,691	445,760	974,604	873,811
Investment securities gains (losses)	12,830	11,647	437	24,477	(7,154)
Provision for credit losses	8,731	10,960	5,597	19,691	20,084
Non-interest expense	297,068	291,126	244,437	588,194	482,813
Income before taxes	205,944	185,252	196,163	391,196	363,760
Income taxes	45,775	40,881	42,400	86,656	79,364
Non-controlling interest expense (income)	379	2,748	1,284	3,127	325
Net income attributable to Commerce Bancshares, Inc.	$159,790	$141,623	$152,479	$301,413	$284,071
Earnings per common share:
Net income — basic	$1.10	$0.96	$1.09	$2.06	$2.02
Net income — diluted	$1.10	$0.96	$1.09	$2.06	$2.02
Effective tax rate	22.27%	22.40%	21.76%	22.33%	21.84%
Fully-taxable equivalent net interest income	$317,475	$302,204	$282,428	$619,679	$553,844
Average total interest earning assets (1)	$33,779,032	$34,130,985	$30,629,715	$33,954,036	$30,764,662
Diluted wtd. average shares outstanding	144,309,038	145,856,608	139,211,807	145,078,548	139,467,137
RATIOS
Average loans to deposits (2)	74.44%	73.44%	70.22%	73.94%	69.80%
Return on total average assets	1.84	1.62	1.95	1.73	1.82
Return on average equity (3)	14.70	13.22	17.40	13.96	16.63
Non-interest income to total revenue	36.85	36.97	37.15	36.91	37.14
Efficiency ratio (4)	58.40	60.00	54.77	59.19	55.18
Net yield on interest earning assets	3.77	3.59	3.70	3.68	3.63
EQUITY SUMMARY
Cash dividends per share	$.275	$.275	$.262	$.550	$.524
Cash dividends on common stock	$39,861	$40,355	$36,761	$80,216	$73,627
Book value per share (5)	$30.45	$29.64	$26.12
Market value per share (5)	$57.75	$49.20	$59.21
High market value per share	$58.43	$56.06	$62.99
Low market value per share	$48.74	$46.99	$50.18
Common shares outstanding (5)	143,894,124	145,979,271	140,090,686
Tangible common equity to tangible assets (6)	11.39%	11.07%	10.86%
Tier I leverage ratio	12.81%	12.60%	12.75%
OTHER QTD INFORMATION
Number of bank/ATM locations	248	249	239
Full-time equivalent employees	4,976	4,960	4,658
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2025.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Six Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
Interest income	$407,331	$396,507	$373,617	$374,105	$371,636	$803,838	$736,001
Interest expense	92,246	96,667	90,465	94,648	91,489	188,913	186,752
Net interest income	315,085	299,840	283,152	279,457	280,147	614,925	549,249
Provision for credit losses	8,731	10,960	15,993	20,061	5,597	19,691	20,084
Net interest income after credit losses	306,354	288,880	267,159	259,396	274,550	595,234	529,165
NON-INTEREST INCOME
Trust fees	71,512	71,049	62,125	58,412	55,571	142,561	112,163
Bank card transaction fees	48,121	45,585	46,761	45,551	46,362	93,706	91,955
Deposit account charges and other fees	29,259	28,578	27,949	27,427	26,248	57,837	52,870
Consumer brokerage services	5,862	5,444	5,185	6,698	5,383	11,306	10,168
Capital market fees	5,667	5,338	4,230	5,138	6,175	11,005	11,287
Loan fees and sales	3,274	3,243	3,594	3,465	3,419	6,517	6,823
Other	20,133	16,614	16,364	14,820	22,455	36,747	39,296
Total non-interest income	183,828	175,851	166,208	161,511	165,613	359,679	324,562
INVESTMENT SECURITIES GAINS (LOSSES), NET	12,830	11,647	2,929	7,885	437	24,477	(7,154)
NON-INTEREST EXPENSE
Salaries and employee benefits	179,954	180,787	162,889	157,461	155,025	360,741	308,103
Data processing and software	38,241	38,328	35,273	33,555	32,904	76,569	65,142
Professional and other services	16,506	18,792	14,573	11,284	12,973	35,298	22,999
Net occupancy	14,638	15,308	13,172	13,474	13,654	29,946	27,674
Marketing	6,413	6,957	6,201	6,670	5,974	13,370	11,817
Equipment	5,870	5,671	5,682	5,421	5,157	11,541	10,405
Supplies and communication	5,484	5,238	4,841	4,837	4,962	10,722	10,008
Deposit Insurance	3,841	3,914	(81)	3,074	3,312	7,755	7,056
Other	26,121	16,131	10,445	8,242	10,476	42,252	19,609
Total non-interest expense	297,068	291,126	252,995	244,018	244,437	588,194	482,813
Income before income taxes	205,944	185,252	183,301	184,774	196,163	391,196	363,760
Less income taxes	45,775	40,881	40,620	41,152	42,400	86,656	79,364
Net income	160,169	144,371	142,681	143,622	153,763	304,540	284,396
Less non-controlling interest expense (income)	379	2,748	2,019	2,104	1,284	3,127	325
Net income attributable to Commerce Bancshares, Inc.	$159,790	$141,623	$140,662	$141,518	$152,479	$301,413	$284,071
Net income per common share — basic	$1.10	$0.96	$1.01	$1.01	$1.09	$2.06	$2.02
Net income per common share — diluted	$1.10	$0.96	$1.01	$1.01	$1.09	$2.06	$2.02
OTHER INFORMATION
Return on total average assets	1.84%	1.62%	1.73%	1.78%	1.95%	1.73%	1.82%
Return on average equity (1)	14.70	13.22	14.70	15.26	17.40	13.96	16.63
Efficiency ratio (2)	58.40	60.00	56.23	55.26	54.77	59.19	55.18
Effective tax rate	22.27	22.40	22.41	22.53	21.76	22.33	21.84
Net yield on interest earning assets	3.77	3.59	3.60	3.64	3.70	3.68	3.63
Fully-taxable equivalent net interest income	$317,475	$302,204	$285,830	$281,770	$282,428	$619,679	$553,844
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Jun. 30, 2026	Mar. 31, 2026	Jun. 30, 2025
ASSETS
Loans
Business	$7,115,984	$6,750,356	$6,328,684
Real estate — construction and land	1,493,455	1,581,789	1,405,398
Real estate — business	4,064,253	4,059,539	3,757,778
Real estate — personal	4,369,077	4,407,606	3,058,845
Consumer	2,527,448	2,475,353	2,157,867
Revolving home equity	649,332	619,178	364,429
Consumer credit card	561,277	557,733	576,151
Overdrafts	52,655	9,510	16,316
Total loans	20,833,481	20,461,064	17,665,468
Allowance for credit losses on loans	(195,375)	(198,605)	(165,260)
Net loans	20,638,106	20,262,459	17,500,208
Loans held for sale	3,799	2,081	3,592
Investment securities:
Available for sale debt securities	8,322,634	8,646,127	8,915,779
Trading debt securities	57,651	44,329	46,630
Equity securities	114,724	56,193	54,511
Other securities	242,737	248,339	219,906
Total investment securities	8,737,746	8,994,988	9,236,826
Federal funds sold	2,010	630	—
Securities purchased under agreements to resell	1,150,000	850,000	850,000
Interest earning deposits with banks	2,260,162	3,270,046	2,624,264
Cash and due from banks	645,674	572,588	522,049
Premises and equipment — net	527,679	527,211	477,401
Goodwill	253,805	253,805	146,539
Other intangible assets — net	140,482	145,985	13,333
Other assets	909,704	837,463	910,035
Total assets	$35,269,167	$35,717,256	$32,284,247
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,172,552	$8,058,024	$7,393,559
Savings, interest checking and money market	17,320,654	17,877,836	15,727,549
Certificates of deposit of less than $100,000	1,017,503	1,032,114	986,014
Certificates of deposit of $100,000 and over	1,364,993	1,416,345	1,386,906
Total deposits	27,875,702	28,384,319	25,494,028
Federal funds purchased and securities sold under agreements to repurchase	2,428,291	2,576,723	2,596,461
Other borrowings	26,291	8,045	15,049
Other liabilities	557,078	421,771	518,595
Total liabilities	30,887,362	31,390,858	28,624,133
Stockholders’ equity:
Common stock	742,606	742,606	676,054
Capital surplus	3,993,098	3,986,353	3,386,218
Retained earnings	353,023	233,094	255,938
Treasury stock	(232,318)	(120,692)	(96,589)
Accumulated other comprehensive income (loss)	(498,731)	(539,592)	(581,049)
Total stockholders’ equity	4,357,678	4,301,769	3,640,572
Non-controlling interest	24,127	24,629	19,542
Total equity	4,381,805	4,326,398	3,660,114
Total liabilities and equity	$35,269,167	$35,717,256	$32,284,247

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
ASSETS:
Loans:
Business	$6,864,328	$6,687,131	$6,317,805	$6,230,019	$6,247,252
Real estate — construction and land	1,545,640	1,592,328	1,408,339	1,396,977	1,430,758
Real estate — business	4,062,672	4,045,670	3,730,679	3,715,597	3,692,405
Real estate — personal	4,386,681	4,417,131	3,058,834	3,059,913	3,048,895
Consumer	2,472,965	2,421,541	2,200,500	2,160,637	2,148,666
Revolving home equity	630,034	611,101	372,194	360,820	362,312
Consumer credit card	544,688	555,697	565,896	563,351	559,858
Overdrafts	7,291	7,144	6,592	7,037	5,663
Total loans	20,514,299	20,337,743	17,660,839	17,494,351	17,495,809
Allowance for credit losses on loans	(198,032)	(201,769)	(175,129)	(164,623)	(166,391)
Net loans	20,316,267	20,135,974	17,485,710	17,329,728	17,329,418
Loans held for sale	1,462	2,361	2,532	2,369	1,741
Investment securities:
U.S. government and federal agency obligations	3,365,011	3,190,796	3,197,720	2,693,327	2,623,896
Government-sponsored enterprise obligations	54,593	54,800	54,955	55,014	55,038
State and municipal obligations	695,988	709,332	724,737	756,137	780,063
Mortgage-backed securities	4,015,292	4,211,068	4,316,799	4,461,056	4,641,295
Asset-backed securities	1,056,932	1,201,187	1,336,859	1,466,770	1,585,364
Other debt securities	171,284	176,676	196,633	204,281	237,385
Unrealized gain (loss) on debt securities	(693,080)	(630,778)	(645,595)	(766,025)	(838,028)
Total available for sale debt securities	8,666,020	8,913,081	9,182,108	8,870,560	9,085,013
Trading debt securities	53,144	97,801	61,160	56,032	51,131
Equity securities	92,386	50,378	52,387	50,823	54,472
Other securities	247,335	250,641	227,395	220,041	216,560
Total investment securities	9,058,885	9,311,901	9,523,050	9,197,456	9,407,176
Federal funds sold	733	862	—	23	158
Securities purchased under agreements to resell	934,617	850,000	850,000	850,000	850,000
Interest earning deposits with banks	2,575,956	2,997,340	2,786,891	2,422,441	2,036,803
Other assets	1,986,886	2,074,538	1,700,147	1,709,247	1,671,763
Total assets	$34,874,806	$35,372,976	$32,348,330	$31,511,264	$31,297,059

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$8,034,747	$7,874,488	$7,592,431	$7,345,156	$7,356,882
Savings	1,330,292	1,301,768	1,261,285	1,283,671	1,303,391
Interest checking and money market	15,770,092	16,019,323	14,335,613	13,740,770	13,901,634
Certificates of deposit of less than $100,000	1,026,185	1,035,130	1,015,617	991,877	984,845
Certificates of deposit of $100,000 and over	1,399,523	1,465,168	1,389,149	1,416,572	1,371,428
Total deposits	27,560,839	27,695,877	25,594,095	24,778,046	24,918,180
Borrowings:
Federal funds purchased	250,160	141,888	130,487	130,622	129,891
Securities sold under agreements to repurchase	2,299,180	2,674,484	2,429,746	2,519,660	2,371,031
Other borrowings	1,362	90,796	1,230	1,860	2,748
Total borrowings	2,550,702	2,907,168	2,561,463	2,652,142	2,503,670
Other liabilities	403,831	423,998	395,336	402,265	360,204
Total liabilities	30,515,372	31,027,043	28,550,894	27,832,453	27,782,054
Equity	4,359,434	4,345,933	3,797,436	3,678,811	3,515,005
Total liabilities and equity	$34,874,806	$35,372,976	$32,348,330	$31,511,264	$31,297,059

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
ASSETS:
Loans:
Business (1)	5.39%	5.41%	5.48%	5.72%	5.72%
Real estate — construction and land	6.40	6.59	7.05	7.37	7.39
Real estate — business	5.70	5.75	5.76	5.92	5.92
Real estate — personal	4.79	4.82	4.38	4.34	4.30
Consumer	6.12	6.20	6.23	6.42	6.43
Revolving home equity	7.27	7.29	7.25	7.94	7.41
Consumer credit card	12.58	12.64	12.81	13.21	13.18
Overdrafts	—	—	—	—	—
Total loans	5.73	5.79	5.84	6.02	6.01
Loans held for sale	6.31	4.98	5.01	6.03	9.22
Investment securities:
U.S. government and federal agency obligations	4.76	3.60	4.07	4.06	4.28
Government-sponsored enterprise obligations	2.38	2.40	2.36	2.35	2.38
State and municipal obligations (1)	2.07	2.10	2.06	2.05	2.05
Mortgage-backed securities	2.10	2.12	2.05	2.01	2.08
Asset-backed securities	3.77	3.80	3.78	3.69	3.73
Other debt securities	3.16	3.17	2.97	2.97	2.94
Total available for sale debt securities	3.26	2.85	2.96	2.86	2.95
Trading debt securities (1)	4.37	3.14	4.61	4.67	4.63
Equity securities (1)	3.27	6.49	6.35	6.09	6.26
Other securities (1)	9.28	6.81	9.08	7.29	11.63
Total investment securities	3.42	2.97	3.12	2.99	3.16
Federal funds sold	3.28	3.29	—	—	5.08
Securities purchased under agreements to resell	4.03	4.03	4.00	4.00	4.02
Interest earning deposits with banks	3.70	3.70	3.95	4.45	4.46
Total interest earning assets	4.87	4.74	4.74	4.86	4.90

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.06	.07	.05	.05	.05
Interest checking and money market	1.45	1.48	1.45	1.54	1.49
Certificates of deposit of less than $100,000	3.07	3.17	3.25	3.33	3.44
Certificates of deposit of $100,000 and over	3.27	3.35	3.60	3.71	3.78
Total interest bearing deposits	1.57	1.61	1.62	1.71	1.67
Borrowings:
Federal funds purchased	3.67	3.66	3.92	4.34	4.37
Securities sold under agreements to repurchase	2.35	2.39	2.54	2.88	2.85
Other borrowings	.88	3.88	.65	1.71	3.79
Total borrowings	2.48	2.50	2.61	2.95	2.93
Total interest bearing liabilities	1.68%	1.72%	1.75%	1.87%	1.83%

Net yield on interest earning assets	3.77%	3.59%	3.60%	3.64%	3.70%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except ratios)	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$198,605	$179,468	$175,671	$165,260	$167,031	$179,468	$162,742
Initial allowance for credit loss at acquisition	—	22,828	—	—	—	22,828	—
Provision for credit losses on loans	6,311	11,283	13,660	20,739	7,919	17,594	23,014
Net charge-offs (recoveries):
Commercial portfolio:
Business	224	241	222	826	432	465	478
Real estate — construction and land	—	—	16	—	24	—	24
Real estate — business	(7)	5,405	(24)	(23)	(425)	5,398	(48)
	217	5,646	214	803	31	5,863	454
Personal banking portfolio:
Consumer credit card	7,029	7,139	6,488	6,515	7,085	14,168	14,052
Consumer	1,598	1,768	2,498	2,310	2,168	3,366	5,020
Overdraft	411	413	485	432	360	824	855
Real estate — personal	203	2	180	269	35	205	107
Revolving home equity	83	6	(2)	(1)	11	89	8
	9,324	9,328	9,649	9,525	9,659	18,652	20,042
Total net loan charge-offs	9,541	14,974	9,863	10,328	9,690	24,515	20,496
Balance at end of period	$195,375	$198,605	$179,468	$175,671	$165,260	$195,375	$165,260
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$20,119	$17,699	$17,660	$15,327	$16,005
NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	.01%	.01%	.05%	.03%	.01%	.02%
Real estate — construction and land	—	—	—	—	.01	—	—
Real estate — business	—	.54	—	—	(.05)	.27	—
	.01	.19	.01	.03	—	.10	.01
Personal banking portfolio:
Consumer credit card	5.18	5.21	4.55	4.59	5.08	5.19	5.06
Consumer	.26	.30	.45	.42	.40	.28	.48
Overdraft	22.61	23.45	29.19	24.36	25.50	23.02	29.93
Real estate — personal	.02	—	.02	.03	—	.01	.01
Revolving home equity	.05	—	—	—	.01	.03	—
	.47	.47	.62	.61	.63	.47	.66
Total	.19%	.30%	.22%	.23%	.22%	.24%	.24%
CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.06%	.05%	.09%	.09%	.11%
Allowance for credit losses on loans to total loans	.94	.97	1.01	.99	.94
NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$92	$201	$123	$255	$410
Real estate — construction and land	—	—	—	191	426
Real estate — business	9,365	9,369	14,785	14,940	15,109
Real estate — personal	2,128	1,316	842	867	948
Revolving home equity	33	34	—	—	1,977
Total	11,618	10,920	15,750	16,253	18,870
Loans past due 90 days and still accruing interest	$23,703	$22,824	$24,659	$21,536	$25,303
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2026
For the quarter ended June 30, 2026, net income amounted to $159.8 million, compared to $141.6 million in the previous quarter and $152.5 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of higher net interest income, non-interest income, and a decrease in the provision for credit losses, partly offset by higher non-interest expense. The net yield on interest earning assets increased 18 basis points over the previous quarter to 3.77%. Average loans increased $176.6 million, while average deposits and available for sale investment securities, at fair value, decreased $135.0 million and $247.1 million, respectively, compared to the prior quarter. For the quarter, the return on average assets was 1.84%, the return on average equity was 14.70%, and the efficiency ratio was 58.40%.

Balance Sheet Review
During the 2nd quarter of 2026, average loans totaled $20.5 billion, an increase of $176.6 million over the prior quarter, and an increase of $3.0 billion over the same quarter last year. The increase in average balances over same quarter last year was primarily due to the acquisition of FineMark, which added $2.7 billion in loan balances on January 1, 2026. Compared to the previous quarter, average balances of business and consumer loans grew $177.2 million and $51.4 million, respectively, while average construction loan balances declined $46.7 million. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $15.9 million, compared to $26.2 million in the prior quarter.

Total average available for sale debt securities decreased $247.1 million from the previous quarter to $8.7 billion, at fair value. The decrease in available for sale debt securities was mainly the result of lower average balances of mortgage-backed and asset-backed securities, partly offset by higher average balances of U.S. government and federal agency obligations. During the 2nd quarter of 2026, the unrealized loss on available for sale debt securities decreased $68.9 million to $618.6 million, at period end. Also, during the 2nd quarter of 2026, purchases of available for sale debt securities totaled $810.0 million with a weighted average yield of approximately 4.21%. Sales, maturities and pay downs of available for sale debt securities were $1.2 billion, which included the sale of all the Company’s portfolio of U.S. Treasury inflation-protected securities (TIPS). On June 30, 2026, the duration of the available for sale investment portfolio was 4.2 years, and maturities and pay downs of approximately $1.1 billion are expected to occur during the next 12 months.

Total average deposits decreased $135.0 million this quarter compared to the previous quarter and increased $2.6 billion compared to the same quarter last year. The decrease in average balances compared to the prior quarter was primarily due to lower interest checking and money market deposits, partly offset by higher non-interest bearing demand deposit balances, while the increase in average balances over the same quarter last year was primarily due to the FineMark acquisition.

Compared to the prior quarter, average interest checking and money market deposits decreased $249.2 million, while non-interest bearing demand deposits increased $160.3 million. Compared to the previous quarter, total average retail banking deposits grew $256.5 million, while commercial and wealth deposits declined $332.6 million and $61.4 million, respectively. The average loans to deposits ratio was 74.4% in the current quarter and 73.4% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.3 billion, decreased $356.5 million to $2.6 billion in the 2nd quarter of 2026.

Net Interest Income
Net interest income in the 2nd quarter of 2026 amounted to $315.1 million, an increase of $15.2 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $15.3 million over the previous quarter to $317.5 million. The increase in net interest income was mostly due to higher interest income on loans and investment securities and lower interest expense on borrowing and deposits, partly offset by lower interest income on deposits with banks. Accretion income on FineMark’s loans resulting from purchase accounting adjustments totaled $6.2 million. The net yield (FTE) on earning assets increased to 3.77%, from 3.59% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $3.1 million, mostly due to higher average balances of business and consumer loans and higher average rates earned on business loans. These increases were partly offset by lower average balances and rates on construction loans. The average yield (FTE) on the loan portfolio decreased six basis points to 5.73% this quarter.

Interest income on investment securities (FTE) increased $10.4 million over the prior quarter, mostly due to higher average balances and rates earned on U.S. government and federal agency obligations and higher rates earned on other securities, partly offset by lower average balances of asset-backed and mortgage-backed securities. Interest income earned on U.S. government and federal agency obligations included $9.1 million in TIPS inflation income, a $9.6 million increase over the previous quarter. Interest income on other securities included dividend income of $863 thousand related to a private equity investment. Additionally, the Company recorded a $1.1 million adjustment to premium amortization at June 30, 2026, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was higher than the $940

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2026
thousand adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 3.42% in the current quarter, compared to 2.97% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks decreased $3.6 million due to lower average balances.

Interest expense decreased $4.4 million compared to the previous quarter, mainly due to lower average balances of deposits and borrowings. Interest expense on deposits decreased $2.3 million mostly due to lower average balances and rates paid on interest checking and money market deposit accounts. Interest expense on borrowings decreased $2.1 million mostly due to lower average balances of securities sold under agreements to repurchase. The average rate paid on interest bearing deposits was 1.57% in the current quarter compared to 1.61% in the prior quarter. The overall rate paid on interest bearing liabilities was 1.68% in the current quarter and 1.72% in the prior quarter.

Non-Interest Income
In the 2nd quarter of 2026, total non-interest income amounted to $183.8 million, an increase of $18.2 million, or 11.0%, over the same period last year and an increase of $8.0 million, or 4.5%, over the prior quarter. The increase in non-interest income over the same period last year was mainly due to higher trust fees and deposit account fees, partly offset by lower gains on sales of assets. The increase in non-interest income compared to the prior quarter was mainly due to higher bank card fee and swap fee income. Additionally, an increase of $2.5 million in fair value adjustments was recorded on the Company’s deferred compensation plan, which are held in a trust and recorded as both an asset and a liability, affecting both other income and other expense.

Total net bank card fees in the current quarter increased over the same period last year and the prior quarter by $1.8 million, or 3.8%, and $2.5 million, or 5.6%, respectively. Compared to the same period last year, net credit card fees increased $804 thousand, or 24.8%, primarily due to lower rewards expense, and net merchant fees increased $212 thousand, or 3.6%, primarily due to lower royalty expense and lower network expense. Net corporate card fees increased $811 thousand, or 3.1%, due to higher interchange fees, partly offset by higher rewards expense, while debit card fees decreased $68 thousand. Total net bank card fees this quarter were comprised of fees on corporate card ($26.7 million), debit card ($11.2 million), merchant ($6.1 million) and credit card ($4.0 million) transactions.

In the current quarter, trust fees increased $15.9 million, or 28.7%, over the same period last year, and increased $463 thousand, over the prior quarter, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $3.0 million, or 11.5%, mostly due to higher corporate cash management fees.

For the 2nd quarter of 2026, non-interest income comprised 36.8% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $12.8 million in the current quarter, compared to net gains of $11.6 million in the prior quarter and $437 thousand in the 2nd quarter of 2025. Net securities gains in the current quarter resulted primarily from gains of $105.4 million recognized on Visa Inc. (“Visa”) common stock and $8.6 million on other equity securities. During the 2nd quarter of 2026, the Company sold 103 thousand shares of Visa Class A common stock (converted from 26 thousand shares of Visa Class C common stock) at an average price of $333.11. As of June 30, 2026, the Company has sold one third of the Visa Class C shares it received from the 2026 Visa exchange offer. Partly offsetting these gains, net fair value losses of $4.0 million were recorded on the Company’s portfolio of private equity investments. In addition, as a result of the completion of the Company’s previously disclosed repositioning of a portion of its available for sale debt securities portfolio, net losses of $97.7 million were realized during the quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $297.1 million, compared to $244.4 million in the same period last year and $291.1 million in the prior quarter. The increase in non-interest expense over the same period last year was mainly due to higher salaries and benefits expense, data processing and software expense, professional and other services expense, litigation expense, and intangible amortization expense. The increase in non-interest expense over the prior quarter was mainly due to higher salaries expense and litigation expense, partly offset by lower benefits expense and professional and other services expense.

Compared to the 2nd quarter of 2025, salaries and employee benefits expense increased $24.9 million, or 16.1%, mostly due to the onboarding of FineMark’s team members at the beginning of 2026. Acquisition-related salaries and benefits expense was $3.7 million in the current quarter. Full-time equivalent employees totaled 4,976 and 4,658 at June 30, 2026 and 2025, respectively.

Compared to the same period last year, data processing and software expense increased $5.3 million due to higher costs for service providers and software. Professional and other services expense increased $3.5 million compared to the 2nd quarter of 2025, and included $1.5 million in acquisition-related legal and professional services expense. The increase in other non-interest expense was mainly due to increases of $12.0 million in litigation expense

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2026
and $5.4 million in intangible amortization expense related to the FineMark acquisition.

Income Taxes
The effective tax rate for the Company was 22.3% in the current quarter, 22.4% in the prior quarter, and 21.8% in the 2nd quarter of 2025.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2026 amounted to $9.5 million, compared to $15.0 million in the prior quarter, and $9.7 million in the same period last year. The ratio of annualized net charge-offs to total average loans was .19% in the current quarter, .30% in the previous quarter, and .22% in the same quarter of last year. Compared to the prior quarter, net charge-offs on business real estate loans decreased $5.4 million.

In the 2nd quarter of 2026, annualized net charge-offs on average consumer credit card loans were 5.18%, compared to 5.21% in the previous quarter and 5.08% in the same quarter last year. Consumer loan net charge-offs were .26% of average consumer loans in the current quarter, .30% in the prior quarter, and .40% in the same quarter last year.

At June 30, 2026, the allowance for credit losses on loans totaled $195.4 million, or .94% of total loans, and decreased $3.2 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments on June 30, 2026 was $20.1 million, an increase of $2.4 million compared to the liability on March 31, 2026.

At June 30, 2026, total non-accrual loans amounted to $11.6 million, an increase of $698 thousand compared to the previous quarter. At June 30, 2026, the balance of non-accrual loans, which represented .06% of loans outstanding, included business real estate loans of $9.4 million, personal real estate loans of $2.1 million and business loans of $92 thousand. Loans more than 90 days past due and still accruing interest totaled $23.7 million at June 30, 2026.

Other
During the 2nd quarter of 2026, the Company paid a cash dividend of $.275 per common share, representing a 5% increase over the same period last year. The Company purchased approximately 2.1 million shares of treasury stock during the current quarter at an average price of $53.03.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.